UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

Rubicon Technology, Inc.

(Name of Issuer)

Common Stock, par value $0.001

(Title of Class of Securities)

78112T 107

(CUSIP Number)

December 31, 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)

☐  Rule 13d-1(c)

☒  Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

SCHEDULE 13G

CUSIP No.: 78112T 107

1	NAME OF REPORTING PERSON Cross Atlantic Capital Partners, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON CO

2

CUSIP No.: 78112T 107

1	NAME OF REPORTING PERSON XATF Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

3

CUSIP No.: 78112T 107

1	NAME OF REPORTING PERSON Cross Atlantic Technology Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

4

CUSIP No.: 78112T 107

1	NAME OF REPORTING PERSON Cross Atlantic Capital Partners II, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON CO

5

CUSIP No.: 78112T 107

1	NAME OF REPORTING PERSON XATF Management II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

6

CUSIP No.: 78112T 107

1	NAME OF REPORTING PERSON Cross Atlantic Technology Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

7

CUSIP No.: 78112T 107

1	NAME OF REPORTING PERSON Co-Invest Capital Partners, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON CO

8

CUSIP No.: 78112T 107

1	NAME OF REPORTING PERSON Co-Invest Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

9

CUSIP No.: 78112T 107

1	NAME OF REPORTING PERSON The Co-Investment 2000 Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

10

CUSIP No.: 78112T 107

1	NAME OF REPORTING PERSON Donald R. Caldwell
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 14,498
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 14,498
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,498
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.53%
12	TYPE OF REPORTING PERSON IN

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SCHEDULE 13G

CUSIP No.: 78112T 107

Item 1.	(a)	Name of Issuer:

Rubicon Technology, Inc. (“Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

900 East Green Street
Bensenville, Illinois 60106

Item 2.	(a)	Name of Person Filing:

	(b)	Address of Principal Business Office or, if none, Residence:

	(c)	Citizenship (in the case of an entity, the jurisdiction under which it is organized):

The names, principal business offices and citizenship of the persons filing this statement are:

Cross Atlantic Capital Partners, Inc. (“CAP”) 150 North Radnor-Chester Road, Suite A225 Radnor, PA 19087 Citizenship: Delaware

XATF Management, L.P. (“XATF”) c/o Cross Atlantic Capital Partners, Inc. 150 North Radnor-Chester Road, Suite A225 Radnor, PA 19087 Citizenship: Delaware

Cross Atlantic Technology Fund, L.P. (“Fund”) c/o Cross Atlantic Capital Partners, Inc. 150 North Radnor-Chester Road, Suite A225 Radnor, PA 19087 Citizenship: Delaware

Cross Atlantic Capital Partners II, Inc. (“CAP II”) c/o Cross Atlantic Capital Partners, Inc. 150 North Radnor-Chester Road, Suite A225 Radnor, PA 19087 Citizenship: Delaware

12

XATF Management II, L.P. (“XATF II”) c/o Cross Atlantic Capital Partners, Inc. 150 North Radnor-Chester Road, Suite A225 Radnor, PA 19087 Citizenship: Delaware

Cross Atlantic Technology Fund II, L.P. (“Fund II”) c/o Cross Atlantic Capital Partners, Inc. 150 North Radnor-Chester Road, Suite A225 Radnor, PA 19087 Citizenship: Delaware

Co-Invest Capital Partners, Inc. (“Co-Invest Capital”) c/o Cross Atlantic Capital Partners, Inc. 150 North Radnor-Chester Road, Suite A225 Radnor, PA 19087 Citizenship: Delaware

Co-Invest Management, L.P. (“Co-Invest Management”) c/o Cross Atlantic Capital Partners, Inc. 150 North Radnor-Chester Road, Suite A225 Radnor, PA 19087 Citizenship: Delaware

The Co-Investment 2000 Fund, L.P. (“2000 Fund”) c/o Cross Atlantic Capital Partners, Inc. 150 North Radnor-Chester Road, Suite A225 Radnor, PA 19087 Citizenship: Delaware

Donald R. Caldwell (“Mr. Caldwell”) c/o Cross Atlantic Capital Partners, Inc. 150 North Radnor-Chester Road, Suite A225 Radnor, PA 19087 Citizenship: United States

	(d)	Title of Class of Securities:

Common Stock, par value $0.001 (“Common Stock”)

	(e)	CUSIP Number:

78112T 107

Item 3.

Not applicable.

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Item 4.	Ownership.

	(a)	Amount beneficially owned:

As of December 31, 2017, Mr. Caldwell beneficially owned 14,498 shares of Common Stock.

	(b)	Percent of class:

Based on 2,732,682 shares issued and outstanding as of September 30, 2017, Mr. Caldwell beneficially owns 0.53% of the outstanding shares of Common Stock.

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote:

See Cover Pages Items 5-9.

	(ii)	Shared power to vote or to direct the vote:

See Cover Pages Items 5-9.

	(iii)	Sole power to dispose or to direct the disposition of:

See Cover Pages Items 5-9.

	(iv)	Shared power to dispose or to direct the disposition of:

See Cover Pages Items 5-9.

All information in this schedule, including the numbers of shares beneficially owned, is reported as of December 31, 2017.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	CROSS ATLANTIC TECHNOLOGY FUND, L.P.

	By:	XATF Management, L.P.,
as its general partner

	By:	Cross Atlantic Capital Partners, Inc.,
as its general partner

/s/ Donald R. Caldwell
	Name:	Donald R. Caldwell
	Title:	President and Chief Executive Officer

XATF MANAGEMENT, L.P.

	By:	Cross Atlantic Capital Partners, Inc.,
as its general partner

/s/ Donald R. Caldwell
	Name:	Donald R. Caldwell
	Title:	President and Chief Executive Officer

CROSS ATLANTIC CAPITAL PARTNERS, INC.

/s/ Donald R. Caldwell
	Name:	Donald R. Caldwell
	Title:	President and Chief Executive Officer

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CROSS ATLANTIC TECHNOLOGY FUND II, L.P.

By:	XATF Management II, L.P., as its general partner

By:	Cross Atlantic Capital Partners II, Inc.,
as its general partner

/s/ Donald R. Caldwell
Name:	Donald R. Caldwell
Title:	President and Chief Executive Officer

XATF MANAGEMENT II, L.P.

By:	Cross Atlantic Capital Partners II, Inc.,
as its general partner

/s/ Donald R. Caldwell
Name:	Donald R. Caldwell
Title:	President and Chief Executive Officer

CROSS ATLANTIC CAPITAL PARTNERS II, INC.

/s/ Donald R. Caldwell
Name:	Donald R. Caldwell
Title:	President and Chief Executive Officer

THE CO-INVESTMENT 2000 FUND, L.P.

By:	Co-Invest Management, L.P.,
as its general partner

By:	Co-Invest Capital Partners, Inc.,
as its general partner

/s/ Donald R. Caldwell
Name:	Donald R. Caldwell
Title:	President and Chief Executive Officer

CO-INVEST MANAGEMENT, L.P.

By:	Co-Invest Capital Partners, Inc.,
as its general partner

/s/ Donald R. Caldwell
Name:	Donald R. Caldwell
Title:	President and Chief Executive Officer

CO-INVEST CAPITAL PARTNERS, INC.

/s/ Donald R. Caldwell
Name:	Donald R. Caldwell
Title:	President and Chief Executive Officer

/s/ Donald R. Caldwell
Donald R. Caldwell

16